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                                                                    EXHIBIT 8.2

                         Form of SASM&F LLP Tax Opinion


                           [LETTERHEAD OF SASM&F LLP]


                                                      October 24, 1997

Travelers Group Inc.
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

         We have acted as counsel to Travelers Group Inc., a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Diamonds Acquisition Corp., a Delaware corporation ("Sub"), with and into Salomon Inc, a Delaware corporation (the "Company"), pursuant to the Agreement and Plan of Merger, dated as of September 24, 1997, by and between Parent, Sub and the Company (the "Merger Agreement").(1) At your request, in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commis-sion under the Securities Act of 1933, as amended (the "Securities Act"), we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger.

         In rendering our opinion, we have examined and, with the consent of Parent, Sub and the Company, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other documents as we have deemed neces-

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(1) Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Merger Agreement.

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Travelers Group Inc.
October 24, 1997
Page 2


sary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Parent and the Company, including representations and covenants set forth in letters from Parent and the Company (the "Tax Certificates"), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of Parent and the Company, as of the Effective Time.

         In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Parent and the Company, (iii) the Company Common Stock and the Company Preferred Stock will constitute the only outstanding class of equity of the Company at the Effective Time for U.S. federal income tax purposes and (iv) the Merger will qualify as a statutory merger under the laws of the State of Delaware. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations made by Parent and the Company (including those set forth in the Tax Certifi-cates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

         We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

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Travelers Group Inc.
October 24, 1997
Page 3


         In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

         Based solely upon and subject to the foregoing, we are of the opinion that under current law, the Merger will qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code and Parent, Sub and the Company will each be a party to such "reorganization" within the meaning of Section 368(b) of the Code.

         Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

         We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent, in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this opinion an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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Travelers Group Inc.
October 24, 1997
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                                  Very truly yours,


                                  \s\ Skadden, Arps, Slate, Meagher & Flom LLP







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